Exhibit 99

Best Buy Reports Fourth Quarter Results
Non-GAAP diluted EPS from continuing operations of $1.24
GAAP diluted EPS from continuing operations of $0.88
Annualized Renew Blue cost reductions reach $765 million

MINNEAPOLIS, February 27, 2014 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week fourth quarter (“Q4 FY14”) and 52-week year ended February 1, 2014 (“FY14”), as compared to the 13-week fourth quarter (“Q4 FY13”) and 53-week year ended February 2, 2013 (“FY13”).

Revenue

	Q4 FY14	Q4 FY13	FY14	FY13
Revenue ($ in millions)	$14,470	$14,921	$42,410	$43,913
Comparable store sales % change[1]	(1.2)%	(1.4)%	(0.8)%	(3.5)%
Domestic Segment:
Comparable store sales % change	(1.2)%	0.9%	(0.4)%	(1.7)%
Comparable online sales % change	25.8%	11.2%	19.8%	11.4%
International Segment:
Comparable store sales % change	(1.7)%	(12.6)%	(3.1)%	(12.0)%

Operating Income, Diluted EPS and Return on Invested Capital (ROIC)

	Q4 FY14	Q4 FY13	FY14	FY13
GAAP
Operating income (loss) as a % of revenue	3.2%	(1.2)%	2.7%	0.4%
Diluted EPS from continuing operations	$0.88	$(1.36)	$1.98	$(0.80)
Non-GAAP[2]
Operating income as a % of revenue	4.5%	5.7%	2.8%	3.4%
Diluted EPS from continuing operations	$1.24	$1.47	$2.07	$2.54
ROIC[3]	n/a	n/a	9.1%	9.2%

Note: All information regarding the company’s results pertain to continuing operations and do not include the impact of the European business, which was sold on June 26, 2013, or mindSHIFT Technologies, which was sold on February 1, 2014. The extra week in FY13 occurred in Q1 FY13 and contributed approximately $735 million in revenue.

Hubert Joly, Best Buy president and CEO, commented, “As we said in our holiday sales release, the fourth quarter was an environment of declining retail traffic, intense promotion, fewer holiday shopping days and severe weather. In the face of these unusual circumstances, our strategy to be price competitive and provide an improved customer experience resulted in market share gains4 in a weaker-than-expected consumer electronics market.

While we cannot be satisfied with the fourth quarter operating income rate decline of 120 basis points, the decline included the expected approximate 100-basis point negative impact associated with our mobile warranty and new credit card agreement economics that we called out in our Q3 FY14 earnings release. Thus we were able to materially offset the price investments we have been making with substantial cost savings and other operational improvements.”

Joly continued, “Turning to the full year, during fiscal 2014 we made substantial progress against our Renew Blue priorities. First, after only one year, we exceeded our original Renew Blue cost reduction target of $725 million by delivering annualized Renew Blue cost reductions totaling $765 million. Second, we have made progress in stabilizing our top and bottom lines. Domestic comparable store sales were virtually flat for the year. Domestic operating income rate, however, was down 70 basis points versus 130 basis points in the previous year. Again, excluding the impact of the increased mobile warranty expense, our cost savings and other operational improvements have materially offset pricing and other Renew Blue investments.

Third, and very important for our future, we have enhanced how we serve our customers and have been building key foundational capabilities. Most notably, we have: (1) increased Domestic online sales by 20%; (2) significantly increased our price competitiveness; (3) rolled out ship-from-store to more than 1,400 locations; (4) opened 1,400 Samsung and 600 Windows stores-within-a-store and completed the first phase of our floor space optimization; (5) increased our Net Promoter Score by more than 300 basis points; (6) re-launched our loyalty and credit card programs; (7) advanced the transformation of our online platform and customer database; and (8) significantly strengthened our balance sheet through a renewed focus on our core business and a substantially more disciplined capital allocation process.”

Joly concluded, “Our Renew Blue transformation is a multi-year journey, and while it is off to an encouraging start, it is still in the early stages. We are and will continue to address three business imperatives: (1) improving our operational performance; (2) building foundational capabilities necessary to unlock future growth strategies; and (3) leveraging our unique assets to create significant differentiation that is meaningful for our customers and our vendors. Our focus is on executing against these imperatives in pursuit of our long-term non-GAAP financial targets of 5% to 6% operating income rate and 13% to 15% ROIC.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “With each of the imperatives Hubert just outlined comes year-over-year financial change - both positive and negative - and we know that modeling such changes absent additional information in a transformation like ours is extremely difficult. Therefore, as we have done the past several quarters, we are providing you today with our quarterly estimates of how these discrete financial impacts will affect our quarterly operating income rates for FY15.

These financial impacts continue to include the following business drivers: (1) the negative impact of ongoing pricing investments; (2) the negative impact of our incremental Renew Blue SG&A investments; (3) the temporary negative impact of our mobile warranty costs; (4) the negative impact of the economics of our new credit card agreement; and (5) the offsetting positive impact of the realization of Renew Blue cost savings, which now total $765 million on an annualized basis.

In our Q3 FY14 earnings release, we quantified the net year-over-year impact of these drivers to the operating income rate by quarter as follows: (1) negative 60 to 90 basis points in Q1 FY15; (2) negative 70 to 100 basis points in Q2 FY15; and (3) negative 30 to 60 basis points in Q3 FY15.

Today, due to a higher than expected negative impact from the economics of our new credit card agreement and incremental year-over-year pricing investments, we are now expecting the net impact of these drivers to be negative 70 to 90 basis points in Q1 FY15. In Q2 FY15 and Q3 FY15, however, due to the timing of the benefits, we will begin realizing substantially greater Renew Blue cost savings and will be able to significantly offset the impact of the negative P&L drivers for those quarters.”

McCollam continued, “We will also have discrete year-over-year impacts related to income tax in FY15. In Q1 FY15, we expect to reorganize certain foreign legal entities to simplify our overall structure. This reorganization will accelerate a non-cash tax benefit of approximately $0.87 to $1.01 per diluted share. Due to its materiality, this will be treated as a non-GAAP adjustment. In prior years, this benefit has been historically recognized on a periodic basis. As a result of this acceleration, the company will have a higher quarterly income tax expense and income tax rate going forward on both a GAAP and non-GAAP basis. For tax purposes, this benefit will continue to be amortized.

In addition, there are other discrete year-over-year income tax-related items that we also expect will have a negative impact on the FY15 income tax expense and the FY15 income tax rate.

We estimate the combined diluted EPS impact of these discrete income tax-related items on both a GAAP and non-GAAP basis to be as follows: (1) negative $0.03 to $0.04 in Q1 FY15; (2) flat to positive $0.01 in Q2 FY15; (3) flat to negative $0.01 in Q3 FY15; and (4) negative $0.09 to $0.10 in Q4 FY15.

From a revenue perspective, in light of overall economic concerns, we are assuming that the industry declines in the consumer electronics category that we saw in the fourth quarter will continue. As a result, it is reasonable to expect that total company revenue and comparable store sales will remain slightly negative - similar to Q4 FY14 - in the first half of the year.”

Domestic Segment Fourth Quarter Results

Revenue
Domestic revenue of $12.30 billion declined 1.8% versus last year. This decline was primarily driven by a comparable store sales decline of 1.2%. Excluding a 30-basis point impact from the continuing rationalization of non-core businesses and a 30-basis point impact from a periodic profit sharing payment based on the long-term performance of the company’s externally managed extended service plan portfolio that occurred in January FY13 and did not recur in January FY14, the company estimates Domestic comparable store sales would have declined approximately 0.6%.

Comparable online sales increased 25.8% to $1.57 billion due to: (1) a higher average order value; (2) improved inventory availability supported by our ship-from-store and online distribution center expansion initiatives; (3) increased traffic; and (4) higher conversion on both the core and mobile sites.

From a merchandising perspective, growth in computing, appliances and gaming was more than offset by declines in other categories, including digital imaging, movies and home theater.

Gross Profit Rate
Domestic gross profit rate was 20.0% versus 22.3% last year. Excluding the 30-basis point impact from the periodic profit sharing payment described above, Domestic gross profit rate declined 200 basis points. This decline was primarily driven by (1) a 125-basis point incremental investment in structural and promotional pricing; (2) a 40-basis point negative impact of the new credit card agreement, which has less favorable economics than the expired agreement due to changes in both the regulatory environment and overall consumer credit market; (3) a 35-basis point negative impact from increased product warranty-related costs associated with higher claims frequency in the mobile phone category; and (4) a lower gross margin in mobile due to lower attachment rates on mobile service plans. These impacts were partially offset by the realization of Renew Blue cost reductions and other supply chain cost containment initiatives.

Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.96 billion or 16.0% of revenue versus $2.06 billion or 16.5% of revenue last year. On a non-GAAP basis, Domestic SG&A expenses were $1.91 billion or 15.5% of revenue versus $2.05 billion or 16.4% of revenue last year. This 90-basis point rate decline was primarily driven by (1) the realization of Renew Blue cost reduction initiatives; (2) tighter expense management throughout the company; (3) lower legal-related expenses; and (4) lower incentive compensation. These impacts were partially offset by Renew Blue investments in online growth and advertising.

International Segment Fourth Quarter Results

Revenue
International revenue of $2.17 billion declined 9.6% versus last year. The decline was primarily driven by (1) the negative impact of foreign currency exchange rate fluctuations; (2) the loss of revenue from large format store closures in Canada and China; and (3) a comparable store sales decline of 1.7%. Comparable store sales were negatively impacted primarily by declining industry trends in Canada and Mexico.

Gross Profit Rate
International gross profit rate was 21.3% versus 22.3% last year. This 100-basis point rate decline was primarily driven by increased promotional activity and a mix shift into lower margin products in Canada.

SG&A
International SG&A expenses were $369 million or 17.0% of revenue versus $460 million or 19.2% of revenue last year. On a non-GAAP basis, International SG&A expenses were $363 million or 16.7% of revenue versus $425 million or 17.7% of revenue last year. This 100-basis point rate decline was primarily driven by Renew Blue cost reductions and tighter expense management in Canada, and to a lesser extent, the elimination of expenses associated with previously closed stores.

Renew Blue Cost Reduction Initiatives Update

Since the company’s Q3 FY14 earnings release, Renew Blue annualized cost reductions have increased $260 million, bringing the total Renew Blue annualized cost reductions to $765 million ($570 million in SG&A and $195 million in cost of goods sold). The additional $260 million in cost reductions ($230 million in SG&A and $30 million in cost of goods sold) is primarily driven by (1) the optimization of the field and store operating models in the U.S. and Canada; (2) structural changes to certain compensation and benefits programs; and (3) ongoing optimization of returns, replacements and damages.

The company has already exceeded the $725 million North American cost reduction opportunity it presented at its Investor Day in November 2012. Today the company is increasing the target to $1 billion. These additional cost reductions are expected to come primarily from the optimization of (1) returns, replacements and damages and (2) logistics and supply chain.

Restructuring Charges and Non-Cash Impairments

During Q4 FY14, the company recorded pre-tax restructuring charges totaling $115 million primarily related to severance charges associated with the Renew Blue SG&A cost reduction initiatives outlined above. The majority of the $115 million is expected to be paid in cash in FY15.

The company also recorded $65 million of non-restructuring asset impairments (within the SG&A expenses line). These non-cash impairments were primarily a result of store-related impairment charges in the Domestic segment.

Please see the table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

mindSHIFT Transaction

On February 1, 2014, the company completed the sale of mindSHIFT Technologies, a business-to-business technology services provider it had acquired in December 2011. Results from mindSHIFT are now presented as discontinued operations.

Dividends

On December 31, 2013, the company paid a quarterly dividend of $0.17 per common share outstanding, or $59 million.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on February 27, 2014. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) Best Buy’s comparable store sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores and businesses are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable store sales excludes the impact of revenue from discontinued operations and the extra week of revenue in FY13. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods. Online revenue is included in Best Buy’s comparable store sales calculation.

(2) The company defines non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income and non-GAAP diluted earnings per share for the periods presented as its gross profit, SG&A, operating income and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) adjusted to exclude restructuring charges, non-restructuring asset impairments, gains on sales of investments and the required tax allocation impact from the sale of the company’s European business.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s gross profit, SG&A, operating income and diluted earnings per share for its fiscal quarter and year ended February 1, 2014, against the company’s results for the respective prior-year periods and against third party estimates of the company’s gross profit, SG&A, operating income and diluted earnings per share for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(3) The company defines non-GAAP return on invested capital ("ROIC") as non-GAAP net operating profit after taxes divided by average invested capital for the periods presented (including both continuing and discontinued operations). Non-GAAP net operating profit after taxes is defined as our operating income for the periods presented calculated in accordance with GAAP adjusted to exclude the effects of: (i) operating lease interest; (ii) investment income; (iii) net earnings attributable to noncontrolling interests; (iv) income taxes; (v) all restructuring charges in costs of goods sold and operating expenses, the effect of Q2

FY14 LCD legal settlements, and goodwill and tradename impairments; and (vi) the noncontrolling interest impact of the restructuring charges, and transaction costs related to the disposition of our interest in Best Buy Europe (BBE). Average invested capital is defined as the average of our total assets for the trailing four quarters in relation to the periods presented adjusted to: (i) exclude excess cash and cash equivalent and short-term investments; (ii) include capitalized operating lease obligations calculated using a multiple of eight times rental expenses; (iii) exclude our total liabilities, less our outstanding debt; and (iv) exclude equity of noncontrolling interests.

This non-GAAP financial measure provides investors with a supplemental measure to evaluate how effectively the company is investing its capital and deploying its assets. Management uses this non-GAAP financial measure to assist in allocating resources. Trends in the measure may fluctuate over time as management balances long-term initiatives with possible short-term impacts. Our ROIC calculation utilizes total operations in order to provide a measure that includes the results of and capital invested in all operations, including those businesses that are no longer continuing operations. This non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(4) Share gain is determined by reference to information from The NPD Group and other industry sources. According to The NPD Group’s POS Weekly Tracking Service, revenue for the CE industry was down 3.2% during the 13 weeks ended February 1, 2014 compared to the 13 weeks ended February 2, 2013. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. It does not include mobile phones, gaming, movies, music, appliances or services.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale, credit market changes and constraints, product availability, sales volumes, competitive initiatives of competitors, including pricing actions and promotional activities of competitors, profit margins and the impact of pricing investments on our revenue, weather, natural or man-made disasters, the company’s ability to react to a disaster recovery situation, changes in law or regulations, including changes in tax rates, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets and new product introductions on overall profitability, the availability of qualified labor pools, the company’s ability to retain qualified employees. management turnover, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated profitability increases from operational and restructuring changes, failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities, our ability to protect information relating to our customers, A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Transition Report on Form 10-K filed with the SEC on March 27, 2013. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Mollie O’Brien, Senior Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	Feb 1, 2014	Feb 2, 2013	Feb 1, 2014	Feb 2, 2013
Revenue	$14,470	$14,921	$42,410	$43,913
Cost of goods sold	11,553	11,589	32,720	33,547
Restructuring charges - cost of goods sold	—	1	—	1
Gross profit	2,917	3,331	9,690	10,365
Gross profit %	20.2%	22.3%	22.8%	23.6%
Selling, general and administrative expenses	2,333	2,522	8,391	8,954
SG&A %	16.1%	16.9%	19.8%	20.4%
Goodwill impairment	—	822	—	822
Restructuring charges	115	168	159	420
Operating income (loss)	469	(181)	1,140	169
Operating income (loss) %	3.2%	(1.2)%	2.7%	0.4%
Other income (expense):
Gain on sale of investments	2	—	20	—
Investment income and other	9	3	27	19
Interest expense	(23)	(28)	(100)	(109)
Earnings (loss) from continuing operations before income tax expense	457	(206)	1,087	79
Income tax expense	146	254	398	349
Effective tax rate	32.0%	(122.7)%	36.7%	443.6%
Net earnings (loss) from continuing operations	311	(460)	689	(270)
Gain (loss) from discontinued operations, net of tax	(17)	81	(166)	37
Net earnings (loss) including noncontrolling interests	294	(379)	523	(233)
Net earnings from continuing operations attributable to noncontrolling interests	(1)	(1)	(2)	(1)
Net (earnings) loss from discontinued operations attributable to noncontrolling interests	—	(29)	11	(15)
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$293	$(409)	$532	$(249)

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings (loss) from continuing operations	$310	$(461)	$687	$(271)
Net earnings (loss) from discontinued operations	(17)	52	(155)	22
Net earnings (loss) attributable to Best Buy Co., Inc. shareholders	$293	$(409)	$532	$(249)

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.89	$(1.36)	$2.01	$(0.80)
Discontinued operations	(0.04)	0.15	(0.45)	0.07
Basic earnings (loss) per share	$0.85	$(1.21)	$1.56	$(0.73)

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.88	$(1.36)	$1.98	$(0.80)
Discontinued operations	(0.05)	0.15	(0.45)	0.07
Diluted earnings (loss) per share	$0.83	$(1.21)	$1.53	$(0.73)

Dividends declared per Best Buy Co., Inc. common share	$0.17	$0.17	$0.68	$0.66

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	346.3	338.1	342.1	339.0
Diluted	352.6	338.1	347.6	339.0

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

			Excluding Best Buy Europe
	Feb 1, 2014	Feb 2, 2013	Feb 2, 2013[1]
ASSETS
Current assets
Cash and cash equivalents	$2,678	$1,826	$1,665
Short-term investments	223	—	—
Receivables	1,308	2,704	1,075
Merchandise inventories	5,376	6,571	6,042
Other current assets	900	946	821
Total current assets	10,485	12,047	9,603
Net property and equipment	2,598	3,270	2,918
Goodwill	425	528	528
Tradenames	101	131	105
Customer relationships	—	203	77
Equity and other investments	43	86	61
Other assets	361	522	249
TOTAL ASSETS	$14,013	$16,787	$13,541

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$5,122	$6,951	$5,933
Unredeemed gift card liabilities	406	428	424
Accrued compensation	444	520	425
Accrued liabilities	1,272	1,639	1,316
Accrued income taxes	147	129	121
Short-term debt	—	596	—
Current portion of long-term debt	45	547	544
Total current liabilities	7,436	10,810	8,763
Long-term liabilities	976	1,109	1,029
Long-term debt	1,612	1,153	1,150
Equity	3,989	3,715	2,599
TOTAL LIABILITIES & EQUITY	$14,013	$16,787	$13,541

(1) Represents the assets, liabilities and equity as of Feb 2, 2013 excluding Best Buy Europe.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Twelve Months Ended
	Feb 1, 2014	Feb 2, 2013
OPERATING ACTIVITIES
Net earnings (loss) including noncontrolling interests	$523	$(233)
Adjustments to reconcile net earnings (loss) to total cash provided by operating activities:
Depreciation	701	876
Amortization of definite-lived intangible assets	15	41
Goodwill impairments	—	822
Restructuring charges	259	457
Loss on sale of business	143	—
Stock-based compensation	90	117
Realized gain on sale of investment	—	(18)
Deferred income taxes	(28)	(100)
Excess tax benefits from stock-based compensation	(9)	—
Other, net	71	68
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	7	(217)
Merchandise inventories	597	265
Other assets	(70)	(110)
Accounts payable	(986)	38
Other liabilities	(273)	(432)
Income taxes	54	(152)
Total cash provided by operating activities	1,094	1,422

INVESTING ACTIVITIES
Additions to property and equipment	(547)	(742)
(Purchases) sales of investments, net	(180)	56
Proceeds from sale of business, net of cash transferred upon sale	206	25
Acquisition of business, net of cash acquired	—	(31)
Change in restricted assets	5	74
Other, net	(1)	16
Total cash used in investing activities	(517)	(602)

FINANCING ACTIVITIES
Repurchase of common stock	—	(255)
Borrowings of debt, net	381	70
Dividends paid	(233)	(224)
Issuance of common stock	171	27
Excess tax benefits from stock-based compensation	9	—
Other, net	(9)	(14)
Total cash provided by (used in) financing activities	319	(396)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(44)	1
INCREASE IN CASH AND CASH EQUIVALENTS	852	425
ADJUSTMENT FOR CHANGE IN FISCAL YEAR	—	202
INCREASE IN CASH AND CASH EQUIVALENTS AFTER ADJUSTMENT	852	627
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,826	1,199
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,678	$1,826

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended		Twelve Months Ended
	Feb 1, 2014	Feb 2, 2013	Feb 1, 2014	Feb 2, 2013
Revenue	$12,298	$12,519	$35,831	$36,716
Gross profit	$2,454	$2,796	$8,274	$8,741
SG&A	$1,964	$2,062	$7,006	$7,365
Operating income	$393	$650	$1,145	$1,040

Key Metrics
Comparable store sales % change[1]	(1.2)%	0.9%	(0.4)%	(1.7)%
Gross profit as a % of revenue	20.0%	22.3%	23.1%	23.8%
SG&A as a % of revenue	16.0%	16.5%	19.6%	20.1%
Operating income as a % of revenue	3.2%	5.2%	3.2%	2.8%

Adjusted (non-GAAP) Results[2]
Gross profit	$2,454	$2,797	$8,010	$8,742
Gross profit as a % of revenue	20.0%	22.3%	22.4%	23.8%
SG&A	$1,905	$2,053	$6,887	$7,342
SG&A as a % of revenue	15.5%	16.4%	19.2%	20.0%
Operating income	$549	$744	$1,123	$1,400
Operating income as a % of revenue	4.5%	5.9%	3.1%	3.8%

International Segment Performance Summary

	Three Months Ended		Twelve Months Ended
	Feb 1, 2014	Feb 2, 2013	Feb 1, 2014	Feb 2, 2013
Revenue	$2,172	$2,402	$6,579	$7,197
Gross profit	$463	$535	$1,416	$1,624
SG&A	$369	$460	$1,385	$1,589
Operating income (loss)	$76	$(831)	$(5)	$(871)

Key Metrics
Comparable store sales % change[1]	(1.7)%	(12.6)%	(3.1)%	(12.0)%
Gross profit as a % of revenue	21.3%	22.3%	21.5%	22.6%
SG&A as a % of revenue	17.0%	19.2%	21.1%	22.1%
Operating income (loss) as a % of revenue	3.5%	(34.6)%	(0.1)%	(12.1)%

Adjusted (non-GAAP) Results[2]
SG&A	$363	$425	$1,368	$1,552
SG&A as a % of revenue	16.7%	17.7%	20.8%	21.6%
Operating income	$100	$110	$48	$72
Operating income as a % of revenue	4.6%	4.6%	0.7%	1.0%

(1) Best Buy’s comparable store sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to other comparable sales channels. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates.

(2) Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Feb 1, 2014	Feb 2, 2013	Feb 1, 2014		Feb 2, 2013
Consumer Electronics[1]	32%	33%	(5.9)%		(5.0)%
Computing and Mobile Phones[1]	46%	44%	2.9%		11.4%
Entertainment	11%	12%	(5.6)%		(18.9)%
Appliances	5%	5%	17.1%		11.7%
Services[2]	5%	5%	(9.2)%	3	6.2%	3
Other	1%	1%	n/a		n/a
Total	100%	100%	(1.2)%		0.9%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Feb 1, 2014	Feb 2, 2013	Feb 1, 2014	Feb 2, 2013
Consumer Electronics[1]	31%	34%	(10.0)%	(17.8)%
Computing and Mobile Phones[1]	39%	38%	2.7%	(5.0)%
Entertainment	11%	10%	0.6%	(17.8)%
Appliances	15%	14%	3.8%	(14.7)%
Services[2]	4%	4%	(0.7)%	(12.8)%
Other	< 1%	< 1%	n/a	n/a
Total	100%	100%	(1.7)%	(12.6)%

(1) During the first quarter of fiscal 2014, e-Readers were moved from the "Consumer Electronics" revenue category to "Computing and Mobile Phones" to reflect the continued convergence of their features with tablets and other computing devices. Prior years have been recast for comparability.

(2) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

(3) The Domestic comparable store sales for the “Services” revenue category reflects a periodic profit sharing payment based on the long-term performance of the company’s externally managed extended service plan portfolio that occurred in January FY13 and did not recur in January FY14 Excluding this impact, comparable store sales would have been (2.6%) in Q4 FY14 and (0.9%) in Q4 FY13.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Twelve Months Ended		Twelve Months Ended
	Feb 1, 2014	Feb 2, 2013	Feb 1, 2014		Feb 2, 2013
Consumer Electronics[1]	30%	32%	(5.6)%		(7.7)%
Computing and Mobile Phones[1]	48%	45%	4.7%		7.0%
Entertainment	8%	10%	(16.3)%		(21.5)%
Appliances	7%	6%	16.7%		10.1%
Services[2]	6%	6%	0.2%	3	0.3%	3
Other	1%	1%	n/a		n/a
Total	100%	100%	(0.4)%		(1.7)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Twelve Months Ended		Twelve Months Ended
	Feb 1, 2014	Feb 2, 2013	Feb 1, 2014	Feb 2, 2013
Consumer Electronics[1]	28%	31%	(9.4)%	(17.2)%
Computing and Mobile Phones[1]	40%	39%	(1.7)%	(4.1)%
Entertainment	7%	8%	(9.3)%	(17.1)%
Appliances	20%	17%	8.4%	(17.3)%
Services[2]	5%	5%	(5.3)%	(10.0)%
Other	< 1%	< 1%	n/a	n/a
Total	100%	100%	(3.1)%	(12.0)%

(1)  During the first quarter of fiscal 2014, e-Readers were moved from the "Consumer Electronics" revenue category to "Computing and Mobile Phones" to reflect the continued convergence of their features with tablets and other computing devices. Prior years have been recast for comparability.

(2) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

(3) The Domestic comparable store sales for the “Services” revenue category reflects a periodic profit sharing payment based on the long-term performance of the company’s externally managed extended service plan portfolio that occurred in January FY13 and did not recur in January FY14 Excluding this impact, comparable store sales would have been 2.2% in FY14 and (1.6%) in FY13.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	Feb 1, 2014		Feb 2, 2013
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$2,454	20.0%	$2,796	22.3%
Restructuring charges - COGS	—	—%	1	—%
Adjusted gross profit	$2,454	20.0%	$2,797	22.3%

SG&A	$1,964	16.0%	$2,062	16.5%
Non-restructuring asset impairments - SG&A	(59)	(0.5)%	(9)	(0.1)%
Adjusted SG&A	$1,905	15.5%	$2,053	16.4%

Operating income	$393	3.2%	$650	5.2%
Restructuring charges - COGS	—	—%	1	—%
Non-restructuring asset impairments - SG&A	59	0.5%	9	0.1%
Goodwill impairment	—	—%	3	—%
Restructuring charges	97	0.8%	81	0.6%
Adjusted operating income	$549	4.5%	$744	5.9%

International - Continuing Operations
SG&A	$369	17.0%	$460	19.2%
Non-restructuring asset impairments - SG&A	(6)	(0.3)%	(35)	(1.5)%
Adjusted SG&A	$363	16.7%	$425	17.7%

Operating income (loss)	$76	3.5%	$(831)	(34.6)%
Non-restructuring asset impairments - SG&A	6	0.3%	35	1.5%
Goodwill impairment	—	—%	819	34.1%
Restructuring charges	18	0.8%	87	3.6%
Adjusted operating income	$100	4.6%	$110	4.6%

Consolidated - Continuing Operations
Gross profit	$2,917	20.2%	$3,331	22.3%
Restructuring charges - COGS	—	—%	1	—%
Adjusted gross profit	$2,917	20.2%	$3,332	22.3%

SG&A	$2,333	16.1%	$2,522	16.9%
Non-restructuring asset impairments - SG&A	(65)	(0.4)%	(44)	(0.3)%
Adjusted SG&A	$2,268	15.7%	$2,478	16.6%

Operating income (loss)	$469	3.2%	$(181)	(1.2)%
Restructuring charges - COGS	—	—%	1	—%
Non-restructuring asset impairments - SG&A	65	0.4%	44	0.3%
Goodwill impairment	—	—%	822	5.5%
Restructuring charges	115	0.8%	168	1.1%
Adjusted operating income	$649	4.5%	$854	5.7%

Net earnings (loss)	$310		$(461)
After-tax impact of restructuring charges - COGS	—		1
After-tax impact of net LCD settlements[1]	6		—
After-tax impact of non-restructuring asset impairments - SG&A	42		31
After-tax impact of goodwill impairment	—		821
After-tax impact of restructuring charges	74		107
Income tax impact of Best Buy Europe sale[2]	4		—
Adjusted net earnings	$436		$499

Diluted EPS	$0.88		$(1.36)
Per share impact of restructuring charges - COGS	—		0.01
Per share impact of net LCD settlements[1]	0.02		—
Per share impact of non-restructuring asset impairments - SG&A	0.12		0.09
Per share impact of goodwill impairment	—		2.42
Per share impact of restructuring charges	0.21		0.31
Per share impact of income tax impact of Best Buy Europe sale[2]	0.01		—
Adjusted diluted EPS	$1.24		$1.47

	Twelve Months Ended		Twelve Months Ended
	Feb 1, 2014		Feb 2, 2013
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$8,274	23.1%	$8,741	23.8%
Restructuring charges - COGS	—	—%	1	—%
LCD settlements[3]	(264)	(0.7)%	—	—%
Adjusted gross profit	$8,010	22.4%	$8,742	23.8%

SG&A	$7,006	19.6%	$7,365	20.1%
Non-restructuring asset impairments - SG&A	(84)	(0.2)%	(23)	(0.1)%
LCD settlement legal fees[3]	(35)	(0.1)%	—	—%
Adjusted SG&A	$6,887	19.2%	$7,342	20.0%

Operating income	$1,145	3.2%	$1,040	2.8%
Restructuring charges - COGS	—	—%	1	—%
Net LCD settlements[3]	(229)	(0.6)%	—	—%
Non-restructuring asset impairments - SG&A	84	0.2%	23	0.1%
Goodwill impairment	—	—%	3	—%
Restructuring charges	123	0.3%	333	0.9%
Adjusted operating income	$1,123	3.1%	$1,400	3.8%

International - Continuing Operations
SG&A	$1,385	21.1%	$1,589	22.1%
Non-restructuring asset impairments - SG&A	(17)	(0.3)%	(37)	(0.5)%
Adjusted SG&A	$1,368	20.8%	$1,552	21.6%

Operating loss	$(5)	(0.1)%	$(871)	(12.1)%
Non-restructuring asset impairments - SG&A	17	0.3%	37	0.5%
Goodwill impairment	—	—%	819	11.4%
Restructuring charges	36	0.5%	87	1.2%
Adjusted operating income	$48	0.7%	$72	1.0%

Consolidated - Continuing Operations
Gross profit	$9,690	22.8%	$10,365	23.6%
Restructuring charges - COGS	—	—%	1	—%
LCD settlements[3]	(264)	(0.6)%	—	—%
Adjusted gross profit	$9,426	22.2%	$10,366	23.6%

SG&A	$8,391	19.8%	$8,954	20.4%
Non-restructuring asset impairments - SG&A	(101)	(0.2)%	(60)	(0.1)%
LCD settlement legal fees[3]	(35)	(0.1)%	—	—%
Adjusted SG&A	$8,255	19.5%	$8,894	20.3%

Operating income	$1,140	2.7%	$169	0.4%
Restructuring charges - COGS	—	—%	1	—%
Net LCD settlements[3]	(229)	(0.5)%	—	—%
Non-restructuring asset impairments - SG&A	101	0.2%	60	0.1%
Goodwill impairment	—	—%	822	1.9%
Restructuring charges	159	0.4%	420	1.0%
Adjusted operating income	$1,171	2.8%	$1,472	3.4%

Net earnings (loss)	$687		$(271)
After-tax impact of restructuring charges - COGS	—		1
After-tax impact of net LCD settlements[3]	(142)		—
After-tax impact of non-restructuring asset impairments - SG&A	67		41
Per share impact of goodwill impairment	—		821
After-tax impact of restructuring charges	104		271
After-tax impact of gain on sale of investments	(12)		—
Income tax impact of Best Buy Europe sale[2]	18		—
Adjusted net earnings	$722		$863

Diluted EPS	$1.98		$(0.80)
Per share impact of net LCD settlements[3]	(0.41)		—
Per share impact of non-restructuring asset impairments - SG&A	0.19		0.12
Per share impact of goodwill impairment	—		2.42
Per share impact of restructuring charges	0.30		0.80
Per share impact of gain on sale of investments	(0.04)		—
Per share impact of income tax impact of Best Buy Europe sale[2]	0.05		—
Adjusted diluted EPS	$2.07		$2.54

(1)   Represents interim period tax reporting impact of Q2 FY14 LCD-related legal settlements.

(2)   Tax impact of Best Buy Europe sale and resulting required tax allocation between continuing and discontinued operations.

(3)   Includes settlements reached in Q2 FY14. Settlements reached prior to Q2 FY14 are not included.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of Adjusted ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	Feb 1, 2014(2)	Feb 2, 2013(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,140	$169
Operating loss - discontinued operations	(206)	(14)
Total operating income	934	155
Add: Operating lease interest[3]	517	587
Add: Investment income	33	32
Less: Net (earnings) loss attributable to noncontrolling interest (NCI)	9	(16)
Less: Income taxes[4]	(629)	(763)
NOPAT	$864	$(5)
Add: Restructuring charges, impairments and other adjustments[5]	256	1,340
Add: NCI impact of BBYM profit share buyout, restructuring charges and impairments	(38)	(3)
Adjusted NOPAT	$1,082	$1,332

Average Invested Capital
Total assets	$14,174	$16,551
Less: Excess Cash[6]	(1,564)	(554)
Add: Capitalized operating lease obligations[7]	8,272	9,397
Total liabilities	(10,453)	(12,485)
Exclude: Debt[8]	1,674	2,140
Less: Noncontrolling interests	(160)	(627)
Average invested capital	$11,943	$14,422

Adjusted return on invested capital (ROIC)	9.1%	9.2%

Calculation of Return on Assets[1]
	Feb 1, 2014(2)	Feb 2, 2013(2)
Net earnings (loss) including noncontrolling interests	$523	$(233)
Total assets	14,174	16,551
Return on assets (ROA)	3.7%	(1.4)%

(1) The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by our capitalized lease obligations and represents fifty percent of our annual rental expense which is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, non-restructuring impairments, and the BBE transaction costs.
(6) Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.